As filed with the Securities and Exchange Commission on April 7, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEOMAGIC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0344424
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3250 Jay Street

Santa Clara, California 95054

(408) 988-7020

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Douglas R. Young

President and Chief Executive Officer

NeoMagic Corporation

3250 Jay Street

Santa Clara, California 95054

(408) 988-7020

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael J. Danaher, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Offering Price (1)(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share (3)(4)	—		—		—	—
Preferred Stock, $0.001 par value per share (4)	—		—		—	—
Depositary Shares (4)	—		—		—	—
Warrants (5)	—		—		—	—
Total (6)	$30,000,000	(6)	100	%(7)	$30,000,000	$3,210

(1)	Or if any securities are issued in an amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.
(2)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Each share of Common Stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock.
(4)	In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock, preferred stock, or depositary shares as may be issued upon conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock, preferred stock or depositary shares so issued upon conversion or exchange.
(5)	Includes warrants to purchase common stock and warrants to purchase preferred stock.
(6)	The securities registered hereunder may be sold separately, or as units with other securities registered hereby. The proposed maximum offering price per unit will be determined by us in connection with the issuance of the Securities. The aggregate offering price of all securities issued from time to time pursuant to this Registration Statement shall not exceed $30,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.
(7)	We will determine the proposed maximum offering price per unit when we issue the above listed securities.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

(Subject to Completion, dated April 7, 2006)

$30,000,000

NEOMAGIC CORPORATION

By this prospectus, we may offer, from time to time—

•	Common Stock

•	Preferred Stock

•	Depositary Shares

•	Warrants

See “ Risk Factors” beginning on page 3 for information you should consider before buying our securities.

Our common stock is quoted on the Nasdaq National Market under the symbol “NMGC”. On April 5, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $5.32 per share.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is                     , 200

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference. You should carefully consider the information set forth in this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for such securities and the other documents we refer to and incorporate by reference, including but not limited to the section entitled “Risk Factors” in our 2006 Annual Report on Form 10-K and in our other filings with the Securities Exchange Commission. Unless the context otherwise requires, the terms “NeoMagic,” “Company”, “we,” “us” and “our” refer to NeoMagic Corporation, a Delaware corporation, and our subsidiaries.

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $30,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may, along with information that is incorporated by reference as described under the heading “Where You Can Find More Information,” also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

NeoMagic Corporation

We are a technology company that delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. We demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and are developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, DMB, and DVB-H. For our complete system solution, we deliver a suite of middleware and sample applications for imaging, video and audio functionality, and provide multiple operating system ports with customized drivers for our MiMagic product family. We have a patent portfolio of 26 patents that cover our proprietary array processing technology and embedded DRAM technology.

We were originally incorporated in California in 1993 and we reincorporated in Delaware in 1997. Our principal executive offices are located at 3250 Jay Street, Santa Clara, California 95054. Our telephone number at that address is (408) 988-7020. Our website is located on the internet at www.neomagic.com. The information contained or incorporated in our website is not part of this registration statement.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other products names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

The Securities We May Offer

We may offer up to $30,000,000 of common stock, preferred stock, depositary shares and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights if we liquidate, dissolve or wind up, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with other securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to cover fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

NeoMagic Corporation

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(in thousands)

	Year Ended January 31,
	2002	2003	2004	2005	2006
Ratio of earnings available to cover fixed charges (1)	N/A	N/A	N/A	N/A	N/A
Ratio of earnings available to combined fixed charges and preferred stock dividends (1)	N/A	N/A	N/A	N/A	N/A

(1)	Due to our losses in years ended January 31, 2002, 2003, 2004, 2005 and 2006, the ratio coverage was less than 1:1. Earnings were insufficient to cover fixed charges by $30.1 million, $37.2 million, $26.7 million, $28.0 million and $12.1 million for the years ended January 31, 2002, 2003, 2004, 2005 and 2006.

In calculating the ratio of earnings available to cover fixed charges and the ratio of earnings available to cover combined fixed charges and preferred dividends, “earnings” consists of net income (loss) before provisions for income taxes plus fixed charges. Fixed charges consisted of one-fifth of our rental expense, which we believe to be representative of interest attributable to rentals.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein, including our consolidated financial statements and related notes.

We Expect to Continue to Incur Significant Losses and Consume Cash in Operations in the Fiscal Year Ending January 31, 2007

We have been incurring substantial losses and consuming cash in operations as we invest heavily in new product development in advance of achieving significant customer sales. This is expected to continue during the fiscal year ending January 31, 2007. Our ability to achieve cash flow breakeven is likely to depend on the success of our MiMagic 6+ and NeoMobileTV products. However, even if MiMagic 6+ and NeoMobileTV, and subsequent products achieve widespread customer acceptance, the length of customer design-in cycles would preclude substantial product shipments in the fiscal year ending January 31, 2007. Accordingly, even if these new products are successful, we are likely to incur significant additional losses and consume cash in operations during the fiscal year ending January 31, 2007.

We Are Likely To Need Additional Capital

Given the long cycle times required to achieve design wins, convert customer design wins into production orders, and for customers to achieve volume shipments of their products, we are likely to require additional working capital to fund our business. We believe that our existing capital resources will be sufficient to meet our capital requirements through at least the end of our fiscal year ending January 31, 2007. However, we expect we will need to raise additional capital to fund future operating activities beyond January 31, 2007. Our future capital requirements will depend on many factors, including the rate of net sales growth, timing and extent of spending to support research and development programs in new and existing areas of technology, expansion of sales and marketing support activities, and timing and customer acceptance of new products. Our ability to raise capital and the terms of any financing will depend, in part, on our ability to establish customer engagements and generate sales. As discussed below, revenue performance is difficult to forecast. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms or at all.

Our Revenues Are Difficult To Predict

For a variety of reasons, revenues are difficult to predict and may vary significantly from quarter to quarter. Our ability to achieve design wins depends on a number of factors, many of which are outside of our control, including changes in the customer’s strategic and financial plans, competitive factors and overall market conditions. As our experience demonstrates, design wins themselves do not always lead to production orders because the customer may cancel or delay products for a variety of reasons. Such reasons may include the performance of a particular product that may depend on components not supplied by NeoMagic, market conditions, reorganizations or other internal developments at the customer and changes in customer personnel or strategy. Even when a customer has begun volume production of a product containing our chips, volumes are difficult to forecast because there may be no history to provide a guide, and because market conditions and other factors may cause changes in the customer’s plans. Because of the market uncertainties they face, many customers place purchase orders on a short lead-time basis, rather than providing reliable long-term purchase orders or purchase forecasts.

The difficulty in forecasting revenues increases the difficulty in forecasting our working capital requirements. It also increases the likelihood that we may overproduce particular parts, resulting in inventory charges, or under produce particular parts, affecting our ability to meet customer requirements. The difficulty in forecasting revenues also restricts our ability to provide forward-looking revenue and earnings guidance to the financial markets and increases the chance that our performance does not match forecasts.

Uncertainty Regarding Future Licensing Revenue

In the third quarter of fiscal 2006, we collected gross licensing revenue of $8.5 million, of which, net of commissions and expenses, we actually received $5.6 million, from the nonexclusive licensing of all of our patents to Sony Corporation of Tokyo, Japan. We cannot assure you that we will be able to generate any future licensing revenue from our 26 patents or from any future patents that we will own or have the right to license. The licensing agreement with Sony may be the only licensing agreement that we ever complete. Furthermore, if we should in the future complete an agreement to license our patents, we cannot assure you that the licensing revenue we receive from such license will equal or exceed the licensing revenue we received from Sony.

We Depend on Qualified Personnel

Our future success depends in part on the continued service of our key engineering, sales, marketing, manufacturing, finance and executive personnel, and our ability to identify, hire and retain additional personnel. There is strong competition for qualified personnel in the semiconductor industry, and we cannot assure you that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. We have experienced the loss of personnel through headcount reductions and attrition. We have recently lost some of our executive management. For example, Prakash Agarwal, one of our co-founders who was our President, Chief Executive Officer and a Director since our founding, resigned from all these positions on April 19, 2005. Our new President and Chief Executive Officer, Douglas Young, has been with us only since February 2004. We cannot assure you that the resignation of Mr. Agarwal and the appointment of Mr. Young will not have a material adverse effect on our business, financial condition and results of operations.

All our executive officers are employees “at will”. We do not maintain key person insurance on any of our personnel. If we are not able to maintain key personnel, if our headcount is not appropriate for our future direction, or if we fail to recruit key personnel critical to our future direction in a timely manner, this may have a material adverse effect on our business, financial condition and results of operations.

In addition, our future success will depend in part on our ability to identify and retain qualified individuals to serve on our board of directors. We believe that maintaining a board of directors comprised of qualified members is critical given the current status of our business and operations. Moreover, Nasdaq Stock Market rules require three outside board members to serve on our audit committee. Any inability on our part to identify and retain qualified board members could have a material adverse effect on our business or could lead to the delisting of our securities from the Nasdaq Stock Market.

We Have a Limited Customer Base

Three customers accounted for 32%, 21%, and 15%, respectively, of product revenue in fiscal 2006. Three customers accounted for 33%, 26%, and 13%, respectively, of product revenue in fiscal 2005. Four customers accounted for 25%, 24%, 14% and 10%, respectively, of product revenue in fiscal 2004. One licensee accounted for 100% of our licensing revenue in fiscal 2006. There was no licensing revenue in fiscal 2005 and 2004. We expect that a small number of customers will account for a substantial portion of our product revenue for the foreseeable future. Furthermore, the majority of our sales were historically made, and are expected to continue to be made, on the basis of purchase orders rather than pursuant to long-term purchase agreements. As a result, our business, financial condition and results of operations could be materially adversely affected by the decision of a single customer to cease using our products, or by a decline in the number of handheld devices sold by a single customer.

The following customers accounted for more than 10% of net sales:

Year Ended January 31,	2006		2005	2004
Edom Technology Co.**	21%		33%	25%
Exadigm Inc.	32%		* %	* %
Premier Microelectronics Europe LTD**	15%		* %	* %
Silicon Media, Inc.**	*	%	8%	24%
ESS Technology International, Inc.	*	%	26%	14%
Macnica, Inc.**	*	%	* %	10%
Silicon Alliance Int.**	*	%	13%	* %

*	represents less than 10% of product revenue
**	customer is a distributor

We May Lose Our Customer Base

Our products are designed to afford the mobile phone and handheld device manufacturer significant advantages with respect to product performance, power consumption and size. To the extent that other future developments in components or subassemblies incorporate one or more of the advantages offered by our products, the market demand for our products may be negatively impacted.

We Face Intense Competition in Our Markets

The market for Applications Processors is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. We believe that the principal factors of competition in this market are video and 3D graphics performance, price, features, power consumption, size and customer support. Our ability to compete successfully in the Applications Processor market depends on a number of factors, including success in designing and subcontracting the manufacture of new products that implement new technologies, product quality and reliability, price, ramp of production of our products, customer demand and acceptance of more sophisticated multimedia functionality on mobile phones and other handheld devices, end-user acceptance of our customers’ products, market acceptance of competitors’ products and general economic conditions. Our ability to compete will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends.

We compete with both domestic and international companies, some of which have substantially greater financial and other resources than us with which to pursue engineering, manufacturing, marketing and distribution of their products. Our principal competitors include Texas Instruments, Renesas, ST Microelectronics and Broadcom as well as a number of vertically integrated electronics firms that are developing their own solutions. We may also face increased competition from new entrants into the market, including companies currently at developmental stages. We believe we have significant intellectual properties and have historically demonstrated expertise in SOC technology. However, our inability to introduce timely new products for our market, to support these products in customer programs, or to manufacture these products could have a material adverse effect on our business, financial condition and operating results.

Some of our current and potential competitors operate their own manufacturing facilities. Since we do not operate our own manufacturing facility and may from time-to-time make binding commitments to purchase products (binding purchase orders totaling $23,000 were outstanding as of January 31, 2006), we may not be able to reduce our costs and cycle time or adjust our production to meet changing demand as rapidly as companies that operate their own facilities, which could have a material adverse effect on our results of operations. In addition, if production levels increase the number of binding purchase orders may increase significantly.

Our Products May be Incompatible with Evolving Industry Standards and Market Trends

Our ability to compete in the future will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends. Unanticipated changes in market trends and industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. As a result, we could be required to invest significant time and resources to redesign our products or obtain license rights to technologies owned by third parties to comply with relevant industry standards and market trends. We cannot assure you that we will be able to redesign our products or obtain the necessary third-party licenses within the appropriate window of market demand. If our products are not in compliance with prevailing market trends and industry standards for a significant period of time, we could miss crucial OEM and ODM design cycles, which could result in a material adverse effect on our business, financial condition and results of operations.

We Depend on New Product Development to Meet Rapid Market and Technological Change

NeoMagic is focused on providing high-performance semiconductor solutions for sale to manufacturers of mobile phones and handheld devices. New product planning is focused on integrated SOC semiconductor products for handheld devices that integrate multimedia technologies such as H.264 video compression, 3D graphics and audio technologies. Our future business, financial condition and results of operations will depend to a significant extent on our ability to develop new products that address these market opportunities. As a result, we believe that significant expenditures for research and development will continue to be required in the future.

We must anticipate the features and functionality that consumers and infrastructure providers will demand, incorporate those features and functionality into products that meet the exacting design requirements of equipment manufacturers, price our products competitively and introduce new products to the market on a timely basis. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new product designs, the ability to create or acquire intellectual property, the ability of manufacturing partners to effectively manufacture new products, quality of new products, differentiation of new products from those of our competitors and market acceptance of our products and the products of our customers. We cannot assure you that the products we expect to introduce will incorporate the features and functionality demanded by mobile phone and handheld device manufacturers and consumers, will be successfully developed, or will be introduced within the appropriate window of market demand. We cannot assure you that customers who use our semiconductor products will achieve the levels of market success with their own products that they may project to us.

Because of the complexity of our products, we often have experienced delays in completing development and introduction of new products. If there are delays in production of current products, or in the completion of development of future products, including the products currently under development for introduction over the next 12 to 18 months, our potential future business, financial condition, and results of operations will be materially adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by us.

We Depend on Third-Party Manufacturers to Produce Our Products

Our products require wafers manufactured with state-of-the-art fabrication equipment and techniques. We currently use several third-party foundries for wafer fabrication. We expect that, for the foreseeable future, some of our products will be manufactured by a single source. For example, our MiMagic 3, MiMagic 5 and MiMagic 6+ products are all manufactured at Taiwan Semiconductor Manufacturing Corporation on a purchase order by purchase order basis. Since, in our experience, the lead time needed to establish a relationship with a new wafer fabrication partner is at least 12 months, and the estimated time for a foundry to switch to a new product line ranges from four to nine months, we may have no readily available alternative source of supply for specific products. A manufacturing disruption experienced by our manufacturing partners, the failure of our manufacturing partners to dedicate adequate resources to the production of our products, or the financial instability of our manufacturing partners would have a material adverse effect on our business, financial condition and results of operations. Furthermore, if the transition to the next generation of manufacturing technologies by our manufacturing partners is unsuccessful, our business, financial condition and results of operations would be materially and adversely affected.

We have many other risks because we depend on third-party manufacturers, including: reduced control over delivery schedules, quality, manufacturing yields and cost; the potential lack of adequate capacity during periods of excess demand; limited warranties on wafers supplied to us; and potential misappropriation of our intellectual property. We are dependent on our manufacturing partners to produce wafers with acceptable quality and manufacturing yields, to deliver those wafers on a timely basis to our third party assembly subcontractors and to allocate a portion of their manufacturing capacity sufficient to meet our needs. Although our products are designed using the process design rules of the particular manufacturer, we cannot assure you that our manufacturing partners will be able to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis or at an acceptable cost. Additionally, we cannot assure you that our manufacturing partners will continue to devote adequate resources to produce our products or continue to advance the process design technologies on which the manufacturing of our products are based.

We Rely on Third-Party Subcontractors to Assemble and Test Our Products

Our products are assembled and tested by third-party subcontractors. We do not have long-term agreements with any of these subcontractors. Such assembly and testing is conducted on a purchase order basis. Because we rely on third-party subcontractors to assemble and test our products, we cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacturing or assembly of our products. Due to the amount of time normally required to qualify assembly and test subcontractors, product shipments could be delayed significantly if we were required to find alternative subcontractors. Any problems associated with the delivery, quality or cost of the assembly and test of our products could have a material adverse effect on our business, financial condition and results of operations.

We May Encounter Inventory Excess or Shortage

The lead times required by our wafer manufacturers have increased over the last year. However, market conditions require that we be prepared to ship products to our customers with much shorter lead times. Consequently, to have product inventory to meet potential customer purchase orders, we sometimes place purchase orders for wafers from our manufacturers in advance of having firm purchase orders from our customers. We had binding orders for wafers totaling $23,000 outstanding as of January 31, 2006. If we do not have sufficient demand for our products and cannot cancel our current and future commitments without material impact, we may experience excess inventory, which will result in a write-off affecting gross margin and results of operations. If we cancel a purchase order, we must pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. We must place purchase orders for wafers before we receive purchase orders from our own customers. This limits our ability to react to fluctuations in demand for our products, which can be unexpected and dramatic, and from time-to-time will cause us to have an excess or shortage of wafers for a particular product. As a result of the long lead-time for manufacturing wafers and the increase in “just in time” ordering by customers, semiconductor companies from time-to-time take charges for excess inventory. We did in fact incur such charges in fiscal 2006 of $0.2 million and in fiscal 2005 of $0.4 million. Significant write-offs of excess inventory have had and could continue to have a material adverse effect on our financial condition and results of operations. Conversely, failure to order sufficient wafers would cause us to miss revenue opportunities and, if significant, could impact sales by our customers, which could adversely affect our customer relationships and thereby materially adversely affect our business, financial condition and results of operations.

Our Manufacturing Yields May Fluctuate

Fabricating semiconductors is an extremely complex process, which typically includes hundreds of process steps. Minute levels of contaminants in the manufacturing environment, defects in masks used to print circuits on a wafer, variation in equipment used and numerous other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. As a result, semiconductor companies often experience problems in achieving acceptable wafer manufacturing yields, which are represented by the number of good die as a proportion of the total number of die on any particular wafer. We often purchase wafers, not die, and pay an agreed upon price for wafers meeting certain acceptance criteria. Accordingly, we bear the risk of the yield of good die from wafers purchased meeting the acceptance criteria.

Semiconductor manufacturing yields are a function of both product design, which is developed largely by us, and process technology, which is typically proprietary to the manufacturer. Historically, we have experienced lower yields on new products. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation and communication between the manufacturer and us. This risk is compounded by the offshore location of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. As our relationships with new manufacturing partners develop, yields could be adversely affected due to difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of each manufacturer. Any significant decrease in manufacturing yields could result in an increase in our per unit product cost and could force us to allocate our available product supply among our customers, potentially adversely impacting customer relationships as well as revenues and gross margins. We cannot assure you that our manufacturers will achieve or maintain acceptable manufacturing yields in the future.

Uncertainty and Litigation Risk Associated with Patents and Protection of Proprietary Rights

We rely in part on patents to protect our intellectual property. As of January 31, 2006, we had been issued 26 patents. These 26 issued patents are scheduled to expire between June 2014 and June 2024. In April 2005, we sold 58 patents to Faust Communications, LLC for net proceeds of $3.5 million. The patents sold related to products we no longer sell and not to products that we currently sell or plan to sell. We retained a worldwide, non-exclusive license under the patents sold. The sale did not include several of our important patents covering embedded DRAM technology nor any of the unique array processing technology used in our MiMagic 6+ and NeoMobileTV products. Additionally, we have several patent applications pending. We cannot assure you that our pending patent applications, or any future applications, will be approved. Further, we cannot assure you that any issued patents will provide us with significant intellectual property protection, competitive advantages, or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business. In addition, we cannot assure you that others will not independently develop similar products, duplicate our products or design around any patents that may be issued to us.

We also rely on a combination of mask work protection, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. Despite these efforts, we cannot assure you that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, disclose such intellectual property or trade secrets, or that we can meaningfully protect our intellectual property. Our failure to meaningfully protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations.

As a general matter, the semiconductor industry has experienced substantial litigation regarding patent and other intellectual property rights. In December 1998, the Company filed a lawsuit in the United States District

Court for the District of Delaware seeking damages and an injunction against Trident Microsystems, Inc. The suit alleged that Trident’s embedded DRAM graphics accelerators infringe certain patents held by the Company. In January 1999, Trident filed a counter claim against the Company alleging an attempted monopolization in violation of antitrust laws, arising from NeoMagic’s filing of the patent infringement action against Trident. The Court ruled that there was no infringement by Trident. The Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. On April 17, 2002, the United States Court of Appeals for the Federal Circuit affirmed the lower court’s judgment of non-infringement on one patent and vacated the court’s judgment of non-infringement on another patent, thereby remanding it to the lower court for further proceedings. In November 2002, the lower court heard oral arguments on cross-motions for summary judgment on the matter. In May 2003, the lower court ruled in favor of Trident. In December 2003, the Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. In August 2004, the Federal Circuit rejected the appeal and affirmed the lower court’s decision of no infringement by the Trident products. On September 2, 2005 the United States District Court for the District of Delaware approved the Trident request that its counterclaim against NeoMagic filed in January 1999 be dismissed without prejudice.

Any patent litigation, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel from productive tasks, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that current or future infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect our business, financial condition and results of operations. If any adverse ruling in any such matter occurs, we could be required to pay substantial damages, which could include treble damages, to cease the manufacturing, use and sale of infringing products, to discontinue the use of certain processes, or to obtain a license under the intellectual property rights of the third party claiming infringement. We cannot assure you, however, that a license would be available on reasonable terms or at all. Any limitations in our ability to market our products, or delays and costs associated with redesigning our products or payments of license fees to third parties, or any failure by us to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on our business, financial condition and results of operations.

We Depend on Foreign Sales and Suppliers

Export sales have been a critical part of our business. Sales to customers located outside the United States (including sales to the foreign operations of customers with headquarters in the United States and foreign manufacturers that sell to United States-based OEMs) accounted for 60%, 91% and 91% of our product revenue for fiscal 2006, 2005, and 2004, respectively. We expect that product revenue derived from foreign sales will continue to represent a significant portion of our total product revenue. Letters of credit issued by customers have supported a portion of our foreign sales. To date, our foreign sales have been denominated in United States dollars. Increases in the value of the U.S. dollar relative to the local currency of our customers could make our products relatively more expensive than competitors’ products sold in the customer’s local currency.

Foreign manufacturers have produced, and are expected to continue to produce for the foreseeable future, all of our wafers. In addition, many of the assembly and test services we use are procured from foreign sources. Wafers are priced in U.S. dollars under our purchase orders with our manufacturing suppliers.

Foreign sales and manufacturing operations are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences and export license requirements. In addition, we are subject to the risks inherent in conducting business internationally including foreign government regulation, political and economic instability, and unexpected changes in diplomatic and trade relationships. Moreover, the laws of certain foreign countries in which our products may be developed, manufactured or sold, may not protect our intellectual property rights to the same extent as do the laws of the United States, thus increasing the possibility of piracy of our products and intellectual property. We cannot assure you that one or more of these risks will not have a material adverse effect on our business, financial condition and results of operations

Our Financial Results Could Be Affected by Changes in Accounting Principles

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (FASB), the American Institute of Certified Public Accountants, the Securities and Exchange Commission (SEC) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, we currently are not required to record stock-based compensation charges if an employee’s stock option exercise price is equal to or exceeds the deemed fair value of our common stock at the date of grant. The FASB published a pronouncement in December 2004, Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), that would require us to record expense for the fair value of stock options granted. SFAS 123R is effective for fiscal years beginning after June 15, 2005 and will be applicable starting in our fiscal year ending January 31, 2007. Our future operating expenses may be adversely affected in connection with the issuance of stock options.

Our Stock Price May Be Volatile

The market price of our Common Stock, like that of other semiconductor companies, has been and is likely to continue to be, highly volatile. The market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of our Common Stock could be subject to significant fluctuations in response to various factors, including sales of our common stock, quarter-to-quarter variations in our anticipated or actual operating results, announcements of new products, technological innovations or setbacks by us or our competitors, general conditions in the semiconductor industry, unanticipated shifts in the markets for mobile phones and other handheld devices or changes in industry standards, losses of key customers, litigation commencement or developments, the impact of our financing activities, including dilution to shareholders, changes in or the failure by us to meet estimates of our performance by securities analysts, market conditions for high technology stocks in general, and other events or factors. In future quarters, our operating results may be below the expectations of public market analysts or investors.

Potential Nasdaq Stock Market Delisting

On February 28, 2005, we received a notice from the Nasdaq Stock Market that we were no longer in compliance with the requirements for continued inclusion of our common stock on the Nasdaq National Market pursuant to the Nasdaq’s Marketplace Rule 4450(a)(5) (the “Rule”) because our common stock had closed below $1.00 per share for 30 consecutive business days. We were given 180 calendar days, or until August 29, 2005, to regain compliance with the Rule. To regain compliance with the Rule, the closing bid price of our common stock had to be $1.00 per share or more for a minimum of 10 consecutive business days before August 29, 2005. To regain compliance with the Rule, we effected a five-for-one reverse stock split on August 12, 2005 that brought the closing bid price of our common stock above $1.00. The closing bid price of our common stock has stayed above $1.00 since the reverse stock split occurred.

If we fail to comply with the continued listing requirements of the Nasdaq National Market, including the minimum bid price per share requirement and the minimum stockholders equity requirement, we may be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the Nasdaq Small Cap Market, the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. There is no guarantee that an active trading market for our common stock will be maintained on the Nasdaq National Market. You may not be able to sell your shares quickly, at the market price or at all if trading in our stock is not active.

Anti-Takeover Provisions in Our Charter Documents, Our Stockholder Rights Plan and Delaware Law May Prevent or Delay Removal of Incumbent Management or a Change of Control

Anti-takeover provisions of our amended and restated certificate of incorporation and amended and restated bylaws, our Stockholder Rights Plan and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

•	procedures for advance notification of stockholder nominations and proposals;

•	the ability of our board of directors to amend our bylaws without stockholder approval; and

•	the ability of our board of directors to issue up to 2,000,000 shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our board of directors may determine.

The rights issued pursuant to our Stockholder Rights Plan will become exercisable, subject to certain exceptions, the tenth day after a person or group announces acquisition of 15% or more of our common stock or announces commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203.

These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are based upon current expectations that are within the meaning of the Private Securities Reform Act of 1995. It is our intent that such statements be protected by the safe harbor created thereby. Forward-looking statements involve risks and uncertainties and our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Examples of such forward-looking statements include, but are not limited to:

•	the potential benefits of our products;

•	future operating losses and anticipated operating and capital expenditures;

•	expected uses of proceeds from our securities offerings;

•	the utility of protection of our intellectual property;

•	expected future sources of revenue and capital;

•	potential competitors or competitive products;

•	future market acceptance of our products;

•	expenses increasing substantially;

•	future expectations regarding trade secrets, technological innovations, licensing agreements and outsourcing of certain business functions; and

•	anticipated hiring.

Such forward-looking statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to:

•	difficulties or delays in developing, testing, manufacturing and commercializing our technologies;

•	the uncertainty of patent protection for our intellectual property or trade secrets;

•	potential infringement of the intellectual property rights or trade secrets of third parties;

•	licensing or selling our intellectual property;

•	pursuing in-license and acquisition opportunities;

•	hiring and retaining personnel; and

•	our financial position and our ability to obtain additional financing if necessary.

In addition, such statements are subject to the risks and uncertainties discussed in the “Risk Factors” section and elsewhere in this document.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complimentary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in direct obligations of the U.S. Treasury, including treasury bills, notes and bonds, federal agency securities, corporate securities, including commercial paper and corporate debt instruments, short-term tax exempt securities, auction rate preferred stocks or bonds, and money market funds, all with maturities that generally do not exceed 12 months from the date of settlement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value. The following is a summary of the material provisions of the common stock contained in our certificate of incorporation and bylaws. For more information about our common stock, please refer to our certificate of incorporation and bylaws.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent

The transfer agent for our common stock is ComputerShare Limited. Its address is 250 Royall Street, Canton, MA 02021, and its telephone number is (781) 575-2000.

Listing

Our common stock is quoted on the Nasdaq National Market under the trading symbol “NMGC.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 2,000,000 shares of preferred stock, $0.001 par value. Other than the 1,500,000 Series A participating preferred stock associated with our rights plan described below under the “Stockholders Rights Plan,” no shares of our preferred stock are outstanding.

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

Undesignated Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock, if any, will be fully paid and nonassessable upon issuance.

Stockholder Rights Plan

In December 2002, pursuant to a Preferred Stock Rights Agreement between us and ComputerShare Limited (f/k/a EquiServe Trust Company, N.A.), acting as rights agent, our board of directors declared a dividend of one right to purchase one one-thousandth of a share of Series A preferred stock for each outstanding share of our common stock. The dividend was paid on January 10, 2003 to stockholders of record as of the close of business on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A preferred stock at an exercise price of $125.00, subject to adjustment upon specified events set forth in the rights agreement.

Rights evidenced by common stock certificates. The rights will not be exercisable until the distribution date. Certificates for the rights have not been sent to stockholders and the rights will attach to and trade together with our common stock. Accordingly, common stock certificates outstanding on January 10, 2003 will evidence the related rights, and common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender or transfer of any certificates for common stock outstanding as of the record date, even without notation or a copy of the summary of rights being attached to such certificate, will also constitute the transfer of the rights associated with the common stock represented by such certificate.

Distribution date. The rights will be separated from the our common stock, rights certificates will be issued and the rights will become exercisable upon the earlier of (a) the tenth day (or such later date as may be determined by our board of directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock then outstanding, (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock) or (b) the tenth business day (or such later date as may be determined by our board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock).

Issuance of rights certificates; expiration of rights. As soon as practicable following the distribution date, a rights certificate will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate rights certificate alone will evidence the rights from and after the distribution date. The rights will expire on the earliest of (i) January 10, 2013, the final expiration date, or (ii) redemption or exchange of the rights as described below.

Initial exercise of the rights. Following the distribution date, and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the purchase price, one one-thousandth share of the Series A preferred stock. In the event that we do not have sufficient Series A preferred stock available for all rights to be exercised, or our board decides that such action is necessary and not contrary to the interests of rights holders, we may instead substitute cash, assets or other securities for the Series A preferred stock for which the rights would have been exercisable under this provision or as described below.

Right to buy our common stock. Unless the rights are earlier redeemed, in the event that an acquiring person or group obtains 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock), then each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, common stock having a value equal to two times the purchase price. Rights are not exercisable following the occurrence of an event as described above until such time as the rights are no longer redeemable by us as set forth below.

Right to buy acquiring company shares. Similarly, unless the rights are earlier redeemed, in the event that, after an acquiring person or group obtains 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock), (i) we are acquired in a merger or other business combination transaction, or (ii) 50% or more of our consolidated assets or earning power is sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

Exchange provision. At any time after an acquiring person or group obtains 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock) and prior to the acquisition by such acquiring person of 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one common stock per right.

Redemption. At any time on or prior to the close of business on the earlier of (i) the fifth day following the attainment of 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock) by an acquiring person (or such later date as may be determined by action of our board of directors and publicly announced by us), or (ii) January 10, 2013, we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

Adjustments to prevent dilution. The purchase price payable, the number of rights, and the number of Series A preferred stock or common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time in connection with the dilutive issuances by us as set forth in the rights agreement. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

Cash paid instead of issuing fractional shares. No fractional common stock will be issued upon exercise of a right and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date prior to the date of exercise.

No stockholders’ rights prior to exercise. Until a right is exercised, the holder, as such, will have no rights as a stockholder (other than any rights resulting from such holder’s ownership of common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of rights agreement. The terms of the rights and the Rights Agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution date. Thereafter, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders (other than the acquiring person).

Rights and preferences of the Series A preferred stock. Each one one-thousandth of a share of Series A preferred stock has rights and preferences substantially equivalent to those of one share of common stock.

No voting rights. The rights will not have any voting rights.

Certain anti-takeover effects. The rights approved by our board of directors are designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt by an acquirer to take over our company in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive our board of directors and its stockholders of any real opportunity to determine our destiny. The rights have been declared by our board in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position (or 25% with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them) to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

The rights are not intended to prevent a takeover and will not do so. Subject to the restrictions described above, the rights may be redeemed by us at $0.001 per right at any time prior to the distribution date. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

However, the rights may have the effect of rendering more difficult or discouraging our acquisition if such acquisition is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Issuance of the rights does not in any way weaken our financial strength or interfere with our business plans. The issuance of the rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to us or to our stockholders, and will not change the way in which our shares are presently traded.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes any deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of our common stock or preferred stock or any combination thereof. Warrants may be issued independently or together with our common stock or preferred stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of NeoMagic Corporation.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with our without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of NeoMagic Corporation at January 31, 2006, and for the year then ended, incorporated by reference in this Registration Statement have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, and at January 31, 2005, and for each of the two years in the period ended January 31, 2005, by Ernst & Young LLP ,independent registered public accounting firm, as set forth in their respective reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available free of charge to the public over the Internet at the Commission’s website at http://www.sec.gov.

The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

(1)	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, filed with the Commission on April 6, 2006.

(2)	Our Current Reports on Form 8-K, filed with the Commission on March 21, 2006 and March 30, 2006.

(3)	Our Registration Statement on Form 8-A, filed with the Commission on January 17, 1997.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NeoMagic Corporation

3250 Jay Street

Santa Clara, California 95054

Attention: Investor Relations

(408) 988-7020

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

Please note for your reference that we effected a five-for-one reverse stock split on August 12, 2005. When you read any of the share and per share numbers set forth in the documents that we are incorporating by reference that were filed before August 12, 2005, note that such numbers have not been adjusted to take into account the five-for-one reverse stock split.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$3,210
Accounting fees and expenses	200,000
Legal fees and expenses	150,000
Printing and engraving	50,000
Blue sky fees and expenses	15,000
Transfer agent fees and expenses	15,000
Miscellaneous	15,995

Total	$449,205

Except for the Securities and Exchange Commission registration fee, all of the foregoing expenses have been estimated. All of the above expenses will be paid by NeoMagic.

Item 15. Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit), (iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, executive officers and employees.

The Registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney’s fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other Company or enterprise when they are serving in such capacities at the request of the Registrant. The Company will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Company’s Bylaws or any statute or law. Under the agreements, the Company is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; (iii) with respect to any proceeding brought by the Company against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party’s conduct that is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Company or its stockholders; (vii) on account of conduct that constituted a breach of the indemnified party’s duty of loyalty to the Company or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

Item 16. Exhibits

Exhibit Number	Title
1.1	Form of Underwriting Agreement.*

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Amended and Restated Bylaws.

4.1(3)	Preferred Stock Rights Agreement, dated December 19, 2002, between the Company and EquiServe Trust Company, N.A.

4.2(4)	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock

4.3(5)	Amendment to Rights Agreement, dated as of August 20, 2004, between the Company and EquiServe Trust Company, N.A.

4.4	Form of Certificate of Designation.*

4.5	Form of Preferred Stock Certificate.*

4.6	Form of Deposit Agreement.*

4.7	Form of Depositary Receipt.*

4.8	Form of Warrant Agreement.*

4.9	Form of Warrant Certificate.*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Stonefield Josephson, Inc., independent registered public accounting firm.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 hereto).

Exhibit Number	Title
24.1	Power of Attorney of certain directors and officers of NeoMagic Corporation (see page II-6 of this Form S-3).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.
(1)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2005.
(2)	Incorporated by reference to our registration statement on Form S-1, registration no. 333-20031.
(3)	Incorporated by reference to our Current Report on Form 8-K filed December 23, 2002.
(4)	Incorporated by reference to our Form 8-A filed December 23, 2002.
(5)	Incorporated by reference to our Form 8-A/A filed August 23, 2004.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statements is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, NeoMagic Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, California, on April 7, 2006.

NEOMAGIC CORPORATION

By:	/S/ SCOTT C. SULLINGER
Scott C. Sullinger Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Douglas R. Young and Scott C. Sullinger, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ DOUGLAS R. YOUNG Douglas R. Young	President, Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2006

/S/ SCOTT C. SULLINGER Scott C. Sullinger	Chief Financial Officer and VP of Finance (Principal Financial Officer, Principal Accounting Officer)	April 7, 2006

/S/ DR. ANIL GUPTA Dr. Anil Gupta	Director	April 7, 2006

/S/ CARL STORK Carl Stork	Director	April 7, 2006

/S/ STEVE VALENZUELA Steve Valenzuela	Director	April 7, 2006

EXHIBIT INDEX

Exhibit Number	Title
1.1	Form of Underwriting Agreement.*

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Amended and Restated Bylaws.

4.1(3)	Preferred Stock Rights Agreement, dated December 19, 2002, between the Company and EquiServe Trust Company, N.A.

4.2(4)	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock

4.3(5)	Amendment to Rights Agreement, dated as of August 20, 2004, between the Company and EquiServe Trust Company, N.A.

4.4	Form of Certificate of Designation.*

4.5	Form of Preferred Stock Certificate.*

4.6	Form of Deposit Agreement.*

4.7	Form of Depositary Receipt.*

4.8	Form of Warrant Agreement.*

4.9	Form of Warrant Certificate.*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Stonefield Josephson, Inc., independent registered public accounting firm.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 hereto).

24.1	Power of Attorney of certain directors and officers of NeoMagic Corporation (see page II-6 of this Form S-3).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.
(1)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2005.
(2)	Incorporated by reference to our registration statement on Form S-1, registration no. 333-20031.
(3)	Incorporated by reference to our Current Report on Form 8-K filed December 23, 2002.
(4)	Incorporated by reference to our Form 8-A filed December 23, 2002.
(5)	Incorporated by reference to our Form 8-A/A filed August 23, 2004.